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                                                                 Exhibit 99.41

Razorfish Teams Up with KeraVision to Reach Vision Correction Consumers. New web site is scheduled to launch in June.

FREMONT, CA -- May 15, 2000 -- Razorfish, Inc. (NASDAQ: RAZF), the global digital solutions provider, today announced it is developing a new consumer web site for KeraVision, Inc. (NASDAQ: KERA), developer of Intacs micro-inserts for correcting mild nearsightedness (myopia).

The site, which is set to officially launch next month, will help educate consumers about a new category of vision correction, Intacs micro-inserts, as an alternative to eyeglasses, contact lenses and procedures that permanently alter the eye's central optical zone. The new site will also direct interested consumers to the most experienced eye doctor in their area.

Chosen as one of "The Year's Top 10 Medical Advances" by CNN and Health magazine, Intacs are a new, FDA-approved, non-laser option for correcting mild nearsightedness, a condition that affects an estimated 20 million adult Americans.

KeraVision President and Chief Operating Officer John Galantic said, "We see this Internet initiative as a central part of a strategy to build brand awareness for Intacs and drive procedure volume for the experienced Intacs surgeons who make up our `Fast Track' provider network."
Galantic continued, "KeraVision believes this strategy is consistent with our consumer research indicating that most Intacs wearers are highly educated, cautious in their buying decisions, and likely to use the Internet to research their options before choosing a vision correction procedure."

He said the company will launch a consumer marketing program - to include advertising and direct mail - that is intended to direct consumers to the new web site where they will be linked to experienced Intacs surgeons in their area.

Don Goodman, client partner at Razorfish, said, "Razorfish's goal is to establish a strong digital brand for Intacs through a combination of strategy, design and technology. By making complex vision care choices easier, we believe KeraVision and Razorfish can create a user experience that will be of true value to consumers."

Special features of KeraVision's new site will include:
-- video testimonials by Intacs wearers
-- flash-based graphics and intuitive architecture
-- on-line vision test that will help people self-qualify for Intacs -- interactive question and answer section
-- pre-qualification for consumer financing
-- referral to a local high-volume Intacs provider

The site will also offer a secured area where Intacs-trained physicians and referring optometrists can read new clinical study data and medical bulletins, learn more about Intacs surgical techniques, find out about upcoming events such as Intacs training programs, and download tools that will help build their practice.

KeraVision later plans to add a secured area for marketing staffs of Fast Track practices so that they can read about new product information, special events, and ways to improve client service.

The company said it plans to release additional details about the new Intacs consumer marketing program soon.

About Razorfish

Founded in 1995, Razorfish leverages digital technologies to help companies invent and reinvent the way they do business. The company delivers a complete set of end-to-end solutions including strategy, design, and technology services across platforms, devices, and networks. With offices in Amsterdam, Boston, Hamburg, Helsinki, Los Angeles, London, New York, San Francisco, Stockholm and Oslo, Razorfish employs more than 1,600 people and is headquartered in New York.

Recent Razorfish clients include Nissan, Excite, Vodafone Airtouch, Nokia, and Charles Schwab. Additional information about Razorfish may be found at ww.razorfish.com.For further information, visit http://www.razorfish.com.

About KeraVision
KeraVision, founded in 1986, is the developer of Intacs micro-inserts for correcting mild myopia, which was named one of "The Year's Top 10 Medical Advances" by CNN and Health magazine. Approved by the FDA in 1999, Intacs are a flexible and convenient option to eyeglasses, contact lenses and vision correction surgeries that permanently alter the eye's central optical zone. The company's patented Intacs technology is also being developed for the possible treatment of hyperopia (farsightedness); myopia (nearsightedness) in wider ranges than presently approved by the FDA; astigmatism; and keratoconus, a corneal thinning disease.

Forward-Looking Statement Disclaimer for Razorfish
Certain statements made in this press release, are not statements of historical fact and may constitute "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Readers are cautioned that a number of risks and factors could cause actual events to differ materially from those indicated in the "forward-looking statements." Such risk factors include, without limitation, Razorfish's ability to successfully integrate acquisitions, manage our growth and international operations effectively, compete in a highly competitive market, retain our professionals and other risk factors identified from time-to-time in our filings with the Securities and Exchange Commission.

Forward-Looking Statement Disclaimer for KeraVision
Except for the historical information, the matters discussed in this news release are forward-looking statements. Actual results may differ materially due to a variety of factors, including market acceptance of Intacs micro-prescription inserts and the need for additional capital to fund future business operations, as well as other risk factors described under the heading "Risk Factors" contained in KeraVision's Form 10-K for the year ended Dec. 31, 1999, as well as in other SEC filings.

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Contacts:

For Razorfish:
James Pearson
Razorfish, Inc.
 (212) 798-6701
jpearson@razorfish.com

Cindy Riveglia
Lois Paul & Partners for Razorfish, Inc.
 (781) 238-5786
cindy_riveglia@lpp.com

For KeraVision:
Mick Taylor
KeraVision, Inc.
(510) 353-3075
mick_taylor@keravision.com

Andrew Lavin
Lavin Communications
(212) 290-9540
alavin@mindspring.com